UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 6, 2005
(Date of earliest event reported)
TELKONET, INC.
(Exact Name of Registrant as Specified in Its Charter)
Utah

(State or Other Jurisdiction of Incorporation)

000-27305	87-0627421

(Commission File No.)	(I.R.S. Employer Identification No.)
20374 Seneca Meadows Parkway, Germantown, Maryland 20876

(Address of Principal Executive Offices)
(240)-912-1800

(Registrant’s Telephone Number)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01. Entry into a Material Definitive Agreement.
On December 6, 2005 Telkonet, Inc. (“Telkonet”) announced that the Company had executed a definitive agreement with Microwave Satellite Technologies (“MST”) to acquire a controlling (90%) interest in MST, a communications technology company that offers complete sales, installation, and service of VSAT and business television networks, and is a full-service national Internet Service Provider. The cash and stock transaction (which values a 100% interest in MST at $10.0 million) will allow Telkonet to expand its existing operations concentrated in Manhattan throughout New York and to increase the Telkonet presence in other cities using the New York system as a template. By adding MST to Telkonet’s existing business, the Company will establish a subscriber base with recurring revenues.
The purchase price for the Shares is the aggregate of: (a) One Million Six Hundred Thousand (1,600,000) unregistered shares of $0.001 par value common stock of the Purchaser; and (b) One Million Eight Hundred Thousand Dollars ($1,800,000.00), subject to certain potential adjustments as set forth in the Stock Purchase Agreement.
Item 9.01. Financial Statements and Exhibits.
(a)	No financial statements are required to be filed as part of this report.

(b)	No pro forma financial information is required to be filed as part of this report.

(c)	The following exhibits are filed as part of this report:
99.1 — Stock Purchase Agreement

99.2 — Press Release dated December 6, 2005.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: December 12, 2005
	By:	/s/ Ronald W. Pickett
Ronald W. Pickett
Chief Executive Officer